Section 2: EX-12.2 (EX-12.2)
Exhibit 12.2
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

For the quarter ended
June 30, 2011
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$15,768
Plus:
Fixed Charges (excluding capitalized interest)	97,892

Total Earnings	$113,660

Fixed Charges:
Interest expensed and capitalized	$95,950
Amortized premiums, discounts, and capitalized expenses related to indebtedness	533
An estimate of the interest component within rental expense	1,409

Total Fixed Charges	$97,892

Preferred dividends	4,830
Ratio of pre tax loss to net loss	2.02
Preferred dividend factor	9,766

Total fixed charges and preferred stock dividens	$107,658

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.06

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$15,768
Plus:
Fixed Charges (excluding capitalized interest)	48,450

Total Earnings	$64,218

Fixed Charges:
Interest expensed and capitalized	$46,508
Amortized premiums, discounts, and capitalized expenses related to indebtedness	533
An estimate of the interest component within rental expense	1,409

Total Fixed Charges	$48,450

Preferred dividends	4,830
Ratio of pre tax loss to net loss	2.02
Preferred dividend factor	9,766

Total fixed charges and preferred stock dividens	$58,216

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.10